Exhibit 99.2

Contacts: Investor Relations: Angela White ir@vistaprint.com 781-652-6480 Media Relations: Manya Chait publicrelations@vistaprint.com 781-652-6444

VISTAPRINT PROMOTES SEVEN EXECUTIVES;

ANNOUNCES EXPANDED ORGANIZATIONAL STRUCTURE

New Organizations Designed to Position Company for Continued,

Rapid Growth in North America and Europe

Hamilton, Bermuda—May 14, 2008—VistaPrint Limited (Nasdaq: VPRT), the small business marketing company, today announced a proactive evolution of its worldwide organizational structure and the promotion of seven senior executives. The company’s new structure will consist of two geographically-focused business units, one in North America and the other in Europe. The organization has been specifically designed to position VistaPrint for continued rapid growth.

Two experienced and dedicated senior executives have been promoted to lead each of the new business units: Wendy Cebula has been promoted to a newly created position of President – VistaPrint North America and will be based out of Lexington, Massachusetts. Ms. Cebula joined VistaPrint in 2000 and most recently served as the company’s Chief Operating Officer. Janet Holian has also been promoted to the newly created position of President – VistaPrint Europe and will be based out of Barcelona, Spain. A senior executive with VistaPrint since 2000, Ms. Holian most recently served as the company’s Chief Marketing Officer.

VistaPrint is an international organization with operations and localized websites world wide. “We believe both North America and Europe have enormous additional potential for VistaPrint, and this new organizational structure enables the company to expand with an enhanced market focus and cross functional best practices,” said VistaPrint’s President and CEO Robert Keane.

Two additional VistaPrint veterans have been promoted to lead marketing activities of the new business units. Trynka Shineman has been promoted to Chief Marketing Officer of VistaPrint North America. She joined the company in 2004 and most recently served as Senior Vice President of North American Marketing. Nick Ruotolo will serve as Chief

Marketing Officer of VistaPrint Europe. He joined the company in 2005 and previously served as a Senior Vice President within the marketing organization.

Additionally, VistaPrint’s Senior Vice President of Capabilities Development Don Nelson, is being promoted to Chief Information Officer. In this role, Mr. Nelson will be responsible for technology development, software quality assurance, software architecture, and technology operations. Mr. Nelson joined VistaPrint in 2006.

Austin Cooke, who most recently served as Vice President of Recruiting, is being promoted to Vice President Human Resources of VistaPrint North America. In this role, Mr. Cooke will lead all HR activities in the North American business unit. Emma Barnes Brown, who most recently served as Senior Vice President of Learning & Development, is being promoted to Chief Talent Officer. In this role, Ms. Barnes will lead the company’s worldwide executive development activities.

Keane continued, “VistaPrint benefits from a deep and talented executive management team that has continued to lead the company through very rapid growth and market penetration. I congratulate all of these executives for their promotions and, on behalf of all of VistaPrint, thank them for the major contributions they have made to the company.”

VistaPrint believes its new management structure will support the company’s growth and is reaffirming all financial guidance set forth in the press release issued April 29, 2008 under the caption “Financial Guidance as of April 29, 2008.” The company anticipates share-based and cash compensation costs totaling approximately $1.4 million relating primarily to a separately announced personnel change when the company reports its financial results for the quarters ending June 30, 2008 and September 30, 2008.

About VistaPrint

VistaPrint Limited (Nasdaq:VPRT) is the small business marketing company having served over 13 million customers world-wide. VistaPrint offers small businesses everything they need to market their business with brand identity and promotional products, marketing services and electronic marketing solutions. A global company, VistaPrint employs more than 1,300 people and operates 19 localized websites serving over 120 countries around the world. A broad range of marketing products and services are available online at www.vistaprint.com. VistaPrint’s products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the positioning of the company for continued rapid growth and development of our business, the financial guidance from our third quarter of fiscal year 2008 earnings press release issued on April 29, 2008, which we reaffirmed in this press release, as well as the expected benefits from the evolution of our worldwide organizational structure and related executive promotions. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Annual Report on Form 10-K for the year ended June 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.